Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 20, 2020, relating to the financial statements and financial highlights, which appear in the Annual Reports of Value Line Small Cap Opportunities Fund, Inc. and Value Line Asset Allocation Fund, Inc. on Form N-CSR for the year ended March 31, 2020. We also consent to the references to us under the headings "Financial Statements", "Other Service Providers" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 30, 2020